JOHN WILLIAM HARRIS

March 24, 2014

Dear Board of Directors and Secretary:

After 17 years of service on Piedmont’s Board of Directors, I am hereby retiring from the Board effective tomorrow in order to devote more time to my other business and civic activities. I leave fully supporting Piedmont, its Board and its management.

It has been my distinct honor and privilege to serve on Piedmont’s Board and witness the great strides this company and all of Piedmont’s associates have made in serving customers, communities and investors. I hold Piedmont’s management team and Board in the highest esteem and look forward to enjoying the continuing benefits of their leadership as a customer and shareholder of Piedmont Natural Gas.

With warmest regards,

/s John W. Harris